SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                 March 11, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On  March  11,  2004  registrant   issued  a  press  release   entitled
"Halliburton Sets the Record Straight on KBR's Government Contracts."

         The text of the press release is as follows:

HALLIBURTON SETS THE RECORD STRAIGHT ON KBR'S GOVERNMENT CONTRACTS

HOUSTON, Texas - Halliburton today strongly responded to incomplete information presented to Congressional Democrats regarding KBR's work on government contracts in the Middle East. On March 10, Congressman Henry Waxman, Ranking Minority Member of the House Government Reform Committee, published a memorandum to the Democratic Members of the Committee, reporting on alleged "new information about Halliburton Contracts".

"We are disappointed, once again, that selective portions of audit reports have been released publicly even before KBR and the Army have made final reviews of the information," said Randy Harl, president and chief executive officer, KBR. "Releases of partial reports are inappropriate because the true and complete story cannot be conveyed."

In fact, the release of these reports could violate established Federal Policy.

"Once again, we have not been given a chance to respond to accusations before they are released publicly. We believe that every point in Mr. Waxman's letter has a reasonable explanation or could be refuted outright."

For example, the facts show that KBR delivered fuel to Iraq at the best value, the best price, and the best terms and in ways completely consistent with government procurement policies. KBR's client, the US Army Corps of Engineers, provided approval and direction for KBR to continue this important work so the people of Iraq would have fuel for transportation, cooking and heating. The points in Mr. Waxman's memo state that a round trip for fuel transportation can be completed in two-and-a-half days. The facts show that, on average, a round trip to Baghdad generally takes up to five times as long to complete, due to threat and security conditions. Therefore, actual transportation costs are higher than represented in Mr. Waxman's letter.

"A call to Halliburton  would have provided  context to the  discussion,"  added
Harl.

Similarly, Mr. Waxman quotes a number that changed in cost estimates for a task order. The facts show that the scope of this task order was reduced, and costs were lowered accordingly.

"Of course, cost estimates change because the scope of work requirements are dynamic and ever changing and it would be inappropriate for anyone to imply otherwise," said Harl.

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In addition,  a comment was made about the food services  estimates and costs. A closer examination of KBR's response to the DCAA audit would show that KBR disclosed that vendors were terminated by KBR for default. Without all of the facts, it is inappropriate to criticize KBR.

Representatives of DCAA were present when the format and compliance schedule was agreed to with KBR's client. At that meeting, all parties agreed that the task orders need to be completed and provided to the government in a timely manner. KBR is ahead of that schedule and we have completed the first analysis for this report, having delivered it this week.

"This is an important piece of information that was left out of the letter from Mr. Waxman," stated Harl.

"We can take criticism when it is justified because we are our harshest critics," explained Harl. "It's the only way to improve. Criticism is not failure. We pledged to cooperate and we have fully cooperated with the DCAA and all of the regulatory agencies overseeing our contracts.

"Oversight of the public's money is important --especially during times of war," Harl added. "You must supply the best services and value at the best price possible often under pressure. That is why we at Halliburton are especially troubled when the regulatory processes created to ensure public confidence in the procurement system are bypassed for a few sensational headlines.

"All contractors involved in the effort freeing the Iraqi people are, of course, subject to oversight," cautioned Harl. All government entities and government contractors need to review their performance, learn from the experience and look for areas of improvement.

Halliburton continues to be a good steward of taxpayer money during Operation Iraqi Freedom, just as the company has been for the past 60 years of military support.

"We are proud of our work in the Middle East today," Harl stated. "Our very talented team of employees is making a difference in the lives of U.S. soldiers, making them feel a little closer to home.

"We will continue to support the soldiers even though the price for this mission is the cost of having to defend ourselves at home," concluded Harl.

For more than 60 years, during both Democrat and Republican administrations, Halliburton has a record of service to the defense of the United States. We built war ships for the Navy in World War II, and we recently supported troops in Somalia, Rwanda and Haiti. In the first Gulf War, we helped bring half the oil wells under control in Kuwait. Halliburton employees are prepared to meet the challenge regardless of the difficulties and risks involved.

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's web site can be accessed at www.halliburton.com.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     March 11, 2004               By: /s/ Margaret E. Carriere
                                          -----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary